January 23, 2009

Dear FHLBank Member:

On January 9, we wrote to you regarding accounting rules applicable to derivatives (SFAS 133) and used to determine other-than-temporary impairment (OTTI) of securities. Due to the nature of the FHLBank Topeka’s balance sheet and business operations, these two rules can significantly affect our accounting results. SFAS 133 is particularly sensitive for us given that changes in certain interest rate indices on the last business day of a quarter can significantly shift derivative values and generate large gains or losses. As we work to finalize our accounting results for 2008, preliminary unaudited numbers indicate that the ending level of interest rate indices, especially the drop in one- and three-month LIBOR from the end of the third quarter, generated relatively large derivative losses for FHLBank Topeka under SFAS 133 in the fourth quarter of 2008. Combined with the sharp decline in rates over the fourth quarter and steps we took during the quarter to ensure sufficient liquidity to fund advances (both of which negatively affected net income), we expect that FHLBank Topeka will report a net loss for the fourth quarter, but positive net income for the year. These results are preliminary, and final results may be different.

Our initial analysis indicates that the largest contributors to the derivative losses are interest rate swaps used to hedge Agency debentures and interest rate caps used to hedge floating rate Agency Mortgage Backed Securities (MBS). As we pointed out in our prior communication, SFAS 133 accounting affects the timing of income or expense, but not the economic income or expense from the derivative and the related asset or liability hedged. In the case of the interest rate swaps, the losses on these derivatives for the fourth quarter will be offset by gains in future periods because the value of the swaps will equal zero at maturity, and our intent is to hold these derivatives until maturity. In the case of the interest rate caps, lower interest rates have caused the value of the caps to fall. However, the value of the caps will equal zero at maturity and SFAS 133 only affects the periods in which the cost of the caps is effectively expensed through periodically marking the caps to market. In other words, since the cost of the interest rate caps is effectively expensed over the life of the caps, expensing more of the cost in the fourth quarter of 2008 will result in lower expenses related to the caps in future periods.

With respect to OTTI, initial indications are that OTTI charges in the fourth quarter of 2008 will not be material relative to the total book value of our private-label MBS portfolio. We believe that the reason OTTI charges are expected to be relatively small is a function of the strong credit quality and aging of our private-label MBS portfolio. Our last purchase of private-label MBS occurred in January of 2006, and our last purchase of private-label MBS composed of Alt-A mortgages occurred in January of 2005. We have never purchased private-label MBS composed of subprime mortgages (as defined by the issuer of the MBS). Excluding the securities we expect to write down to a current market value because of OTTI, almost all of our remaining private-label MBS were rated AAA by the major rating agencies at the end of 2008.

Following are answers to some questions frequently asked by members.

Will FHLBank Topeka continue to pay dividends?
We expect to continue to pay dividends. At the same time, we acknowledge that future economic events, regulatory actions, and other factors, could impact our ability to pay dividends. We believe it is important to provide members a reasonable dividend on their investment in FHLBank Topeka. While we may see fluctuations in earnings, including the possibility of a loss in a quarter, those fluctuations have generally been the result of accounting for derivatives under SFAS 133. As discussed previously, we believe that accounting for derivatives under SFAS 133 affects the timing of income but does not impact long-term economic income if derivatives are held to maturity (which is our intent).

Will FHLBank Topeka continue to redeem excess capital stock upon request?
It is our intent to continue to honor requests for redemptions of excess capital stock. We recognize that members value the ability to redeem excess capital stock upon request. FHLBank Topeka is currently meeting all applicable capital requirements and is processing excess stock redemption requests from members. We currently have both the capacity and intention to redeem excess capital stock as requested. And it is our belief that we will continue to have the intent and the ability to honor requests for redemptions of excess capital stock in the future. A core strength of an FHLBank is the ability to grow and shrink its balance sheet in tandem with changes in its advance business.

We are also mindful that we need to balance meeting member expectations for the immediate redemption of excess capital stock with the need to prudently manage the FHLBank’s balance sheet and liquidity needs. There are some possible future scenarios where we would choose to impose some level of delay in honoring requests. We are not expecting that to happen, but given the current environment, we cannot provide absolute assurance that delays would never happen in the future.

We do not anticipate a large number of redemption requests. We ask that members fully explore all of the relevant facts and considerations regarding their investment in FHLBank Topeka. We believe that FHLBank Topeka is financially sound and well positioned to successfully manage through these turbulent times. But, again, we must temper our expectations with the knowledge that we cannot provide absolute assurance of the future, including any actions that our regulator may take.

Will FHLBank Topeka continue to meet all of its capital requirements?
We expect FHLBank Topeka will be in compliance with all capital requirements as of the end of 2008, including our risk-based capital requirement.

Our intent is to continue to meet all capital requirements in the future. We acknowledge that the risk-based capital requirement could be an issue in future periods if securities values continue to fall. If at any point in the future we believe that we will not meet the risk-based capital requirement, we will notify members of that fact. At the same time, we believe that the current calculation of the risk-based capital requirement overstates the amount of risk to which an FHLBank is exposed, and we continue to advocate to our regulator that the risk-based capital requirement calculation be modified.

Starting in the near future, we will be discontinuing our practice of automatically exchanging excess Class B Common Stock for Class A Common Stock on a weekly basis. In the past we have tried to minimize the amount of excess Class B Common Stock outstanding. Given current conditions and the enhanced importance of permanent capital, we will allow excess Class B Common Stock to remain outstanding, at the member’s option. If a member prefers that it does not hold excess Class B Common Stock, the member may request that it be exchanged for Class A Common Stock.

What is the likelihood that my capital stock in FHLBank Topeka will become other-than-temporarily impaired?
Initially, we need to be clear that a decision to record an other-than-temporary impairment of a capital stock investment in FHLBank Topeka is not a decision that is made by the FHLBank. That is a decision that a member institution would make in conjunction with the institution’s independent auditors. What we can say is that it is our belief that there is simply no basis today given the FHLBank Topeka’s current financial condition, and no reasonable expectation for a change in that condition in the foreseeable future, that would remotely justify a member of FHLBank Topeka contemplating taking an OTTI charge on its FHLBank stock. To our knowledge, no member of any FHLBank has taken an OTTI charge on the member’s investment in its FHLBank. Our understanding is that an appropriate analysis of impairment with respect to the capital stock of an FHLBank takes into account the fact that capital stock is an integral part of membership in the FHLBank and that it is a long-term investment. A member needs to assess the entire universe of benefits that come with membership and whether the member will recover the par value of capital stock over a long-term horizon.

How is the question of impairment impacted by the joint and several liability of all FHLBanks for the System’s debt?
It is true that all twelve FHLBanks are jointly liable for the consolidated obligations issued by the Office of Finance. And, to the extent that one FHLBank cannot meet its obligations to pay its share of System debt, other FHLBanks can be called upon to make the payment. There is much confusion, however, on how joint and several liability affects the impairment analysis.

Funding for an FHLBank comes from consolidated obligations, deposits, capital stock issued and retained earnings. Consolidated obligations are senior debt of the FHLBanks. Capital stock and retained earnings are capital. Any losses at an FHLBank will be borne first by the FHLBank’s retained earnings, then by its capital stock and only after its capital stock is depleted would it potentially be an issue for the holders of its debt. The amount of potential OTTI losses and other charges, under any reasonable scenario, is dwarfed by the amount of capital stock in the FHLBank System. We believe a scenario where losses at one FHLBank result in the inability of that FHLBank to honor its debt obligations and thereby requires another FHLBank to absorb those losses is highly unlikely, even under the most stressful assumptions. In the third quarter 2008 combined disclosures of the System, the total amount of capital reported was $57.1 billion as of September 30, 2008, and the total mark-to-market unrealized loss reported on private-label securities was $13.5 billion as of September 30, 2008. Even ignoring the fact that any losses on private-label MBS that are ever realized are unlikely to exceed a small fraction of the reported mark-to-market unrealized loss on September 30, 2008, we do not believe that FHLBank Topeka or any FHLBank is likely to incur a loss or have its capital stock impaired because of its joint and several liability for System debt.

We hope you find this communication helpful. We expect to report fourth quarter results in March. As previously discussed, we anticipate that we will report a loss for the fourth quarter, primarily as a consequence of marking derivatives to market pursuant to SFAS 133, but positive net income for the full fiscal year. The possibility of SFAS 133 related losses has been one of the reasons we have been building retained earnings at an aggressive pace over the last few years (we reported retained earnings of $232 million as of September 30, 2008), and we believe that our retained earnings are adequate to absorb the volatility in income driven by SFAS 133 accounting. It is in light of our retained earnings and our expectations of future profitability that we believe that we will be able to pay reasonable dividends, redeem excess capital stock and provide you competitively priced advances in the future.

Finally, we would like to invite you to a conference call on Tuesday, January 27, 2009, at 2:30 p.m. (CST). We will cover issues contained in this letter and will answer questions from attendees. Please submit your questions to memberupdate@fhlbtopeka.com before or during the conference call, which is for members only. You can register online for the conference call.

We apologize for the length of this communication, but we wanted to make sure we addressed as many questions that you may have as possible. Thank you for providing us the opportunity to communicate with you on these timely and important topics.

Sincerely,

Andrew J. Jetter
President and CEO

The information contained in this letter contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank Topeka’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “is likely,” “could,” “expect,” “will,” or other variations on these terms. FHLBank Topeka cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: legislative and regulatory actions or changes; future economic and market conditions; changes in demand for advances or consolidated obligations of FHLBank Topeka and/or of the FHLBank System; effects of SFAS 133 accounting treatment, OTTI accounting treatment and other accounting rule requirements; and adverse developments or events affecting or involving other Federal Home Loan Banks, housing GSEs or the FHLBank System in general. Additional risks that might cause FHLBank Topeka’s results to differ from these forward-looking statements are provided in detail in FHLBank Topeka’s filings with the Securities and Exchange Commission, which are available at http://www.sec.gov.

All forward-looking statements contained in this letter are expressly qualified in their entirety by this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made and FHLBank Topeka has no obligation and does not undertakes publicly to update, revise or correct any forward-looking statement for any reason.